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Exhibit 3.9

CERTIFICATE OF INCORPORATION
OF
MDF, INC.

        The undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the General Corporation Law of the State of Delaware, does hereby certify as follows:

        FIRST: The name of this corporation is:

    MDF, Inc. (the "Corporation").

        SECOND: The address of its registered office in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805. The name of its registered agent at such address is Corporation Service Company in New Castle County.

        THIRD: The nature of business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

        FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $.01 per share.

        FIFTH: The name and mailing address of the sole incorporator of the Corporation is:

    Cheryl A. King
    Latham & Watkins
    5800 Sears Tower
    Chicago, Illinois 60606

        SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation.

        SEVENTH: Election of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

        EIGHTH: To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the Corporation or its stockholders for monetary damage for breach of fiduciary duty as a director.

Dated: October 19, 1990
/s/ CHERYL A. KING Cheryl A. King Being the Sole Incorporator

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Exhibit 3.9